SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report: April 25, 2005

Limelight Media Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-09358	88-0441338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Centerview Parkway, Suite 115, Memphis, TN	38018
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (901) 757-0195

Item 7.01.	Regulation FD Disclosure

Item 1:

April 25, 2005

To Our Shareholders

In late January, we issued a letter to the shareholders providing the status of the Company and the plans to affect a turnaround this year. Since the last letter, a number of positive events have occurred that is moving the Company to one that we will all be proud to be part of. It will be our policy to issue a letter as this at least once per quarter for the foreseeable future to keep our shareholders updated to the developments of the Company. I would like to take a moment to revisit our goals previously stated and provide an update to those goals.

As stated previously our specific agendas for 2005 include:
1.
Completion of the 57 grocery store network in St. Louis. Currently 39 stores are installed and on the network. UPDATE: The Company was not able to negotiate the purchase of the existing installed screens on favorable terms to the Company. Therefore, the screens were removed by the previous supplier. We are currently in negotiations with two grocery chains to install our screens and proceed with the project.

2.
Conclude ongoing negotiations to enter 5 additional markets with the grocery store network. The Company is seeking to establish a minimum of 12 stores with 50 screens in 5 separate markets by the end of the fiscal year. Markets that interest the Company include Southern California (including Los Angeles and San Diego), New England (including Boston, Philadelphia and New York), Upper Midwest (including Chicago), Mid Texas (including Houston, Dallas and Fort Worth) and the Southeast (including Atlanta and Miami). An expansion of 20 stores per month is a realistic goal this year. UPDATE: The markets are available; however, we have chosen not to proceed until we conclude the St. Louis project installations.

3.
Identify opportunities to expand into specialty retail including drug stores and clothing stores. Company is already in contact with a few companies that have expressed interest in our digital media networks. UPDATE: The Company is assuming a fanatical approach in its focus to penetrate markets that provide the proper risk/reward for the opportunity. The Company has concluded that specialty retail in clothing stores at this time do not provide sufficient opportunity to apply resources to. However, the pharmaceutical arena does offer the opportunity and our first approach will be to install signage in the pharmacy sections of the grocery stores we install in the near future.

4.
Pursue opportunities to expand into the health and fitness industry with a digital signage system in high-end spas. UPDATE: The Company recently expanded its relationship with Explicit Media, a full service ad firm based near Reno, Nevada. Explicit has developed a program for hospitals and physician offices and near completion of contracts for deployment of a digital signage system to support the program. The Company will assist with the digital deployment and generate reoccurring monthly revenue from it.

5.
Explore the market of a subscription based (rather than advertising based) system in targeted markets such as physician offices and banks. UPDATE: This has been accomplished thru the expanded relationship with Explicit Media. Explicit Media has recently released a program for the real estate industry which provides additional digital signage opportunities and re-occurring revenue stream.

6.
Re-address the mall project for viability and sponsorship. The Company currently has contracts for 8 large mall sites and is evaluating the marketability of the advertising space on the network. UPDATE: This project has been re-addressed and a new marketing program is being designed.

7.	Evaluate acquisitions that expand the reach of the digital network in the grocery industry. UPDATE: Ongoing.

8.	Evaluate acquisitions or partners that expand the core competency of the Company. UPDATE: Ongoing

9.
Evaluate acquisitions to expand the media mix to other out-of-home industries such as billboard and in-home media such as television. The digital signage industry is the method of choice for the future at the point of sale. Certain industries allow Limelight to leverage its point of purchase presence with brand marketing outside the retail locations. UPDATE: The acquisition of the majority interest in OTR Media accomplished this goal. We have hired an industry professional which is moving the division rapidly. Interestingly, revenue from this project is developing faster than projected. We would request that you revisit the previous 8K on this issue. The Company is reviewing opportunities in support areas such as media development and distribution.

10.
Management anticipates meeting top-line revenue of $8-$10 Million by end of fiscal 2005 assuming that a few initiatives outlined above are realized. UPDATE: Although we have been delayed generating revenue due to the St. Louis ongoing negotiations we are still firmly convinced this is achievable during this year.

11.
Explore opportunities to enhance the corporate balance sheet and shareholder equity. The goal is to eliminate substantially all corporate financial obligations and create a positive shareholder equity valuation. UPDATE: The annual audit report was recently released that presented a rather grim status report. However, since the first of the year there have been significant improvements to the financial status of the company. The Company has reduced outstanding liabilities substantially and is nearing the point of possessing more assets than current liabilities. Outstanding litigation issues have either been resolved or in final negotiations of resolution.

As we have previously stated, the market we are in is immense. We have begun the turnaround in the Company and positioning ourselves to be one of the dominant companies in the industry. As you can see we are making significant strides in making it happen.

Thank you for your support.

Sincerely,

 /s/ David V. Lott

David V. Lott
President
Limelight Media Group, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT MEDIA GROUP, INC.

Date: April 25, 2004	By: /s/ David V. Lott
Name: David V. Lott
Its: CEO/ President